Exhibit 99.1

Press Release	Source: Arête Industries, Inc.

Arête Industries, Inc. Announces Completion of $10 Million Acquisition of Oil and Gas Assets
Tuesday, May 31, 2011

WESTMINSTER, Colorado, May 31, 2011 (Business Wire) Arête Industries, Inc. (OTC-QB: ARET) announced that it has closed a $10 million acquisition to purchase certain oil and gas operating properties in Colorado, Kansas, Wyoming, and Montana.  The agreement includes an operating agreement for the continued operations of the properties by the current operator, a company owned by Charles B. Davis, a director of the Company.  The properties were purchased from a company owned by Charles B. Davis and its affiliates.  The acquisition was effected through payment of $500,000 and a $9.5 million seller-financed promissory note due July 1, 2011.  The note is secured by all of the acquired properties.  The Company is seeking financing to pay the note.

In connection with of the purchase of the properties the Company had two third independent party engineering reports prepared: a Ryder Scott report on estimated proved reserves on the newly acquired assets and a Sure Engineering report on the value of the proved, probable and possible reserves.  The Ryder Scott analysis estimates that the proved wells have a discounted future revenue (at 10% per year) of $12.3 million.  The Sure Engineering report estimates that the net present value of the revenues from estimated production of the resources (proved developed producing, proved developed non-producing, proved undeveloped, probable and possible reserves) are $63.9 million (discounted at 10% per year), based on future net revenues of $117.4 million. The independent petroleum engineering reports prepared for the Company were not prepared in accordance with SEC regulations and accordingly no inference should be made that the resource numbers in this press release would equate to those that would be expected if the petroleum engineers had used the SEC guidelines.  Primarily, the Ryder Scott report used pricing parameters established by the Company of a range of $55 to $80 per barrel for oil, with escalated prices of 2.0% per year through 2023 for 11 years; natural gas prices were escalated to 2.0% per year beginning in 2015 for 11 years and operating costs were escalated at 2.0% per year.  The estimates of the Sure Engineering included proved, probable and possible resources using a constant price of $80 per barrel of oil and natural gas prices from $2.50 to $8.50 per mcf.

Donald Prosser, CEO of Arete Industries stated: “We are pleased to announce the completion of this significant acquisition for Arête Industries.  These oil and gas properties have good productivity and we believe they have significant opportunity to drill out the acreage for a relatively small amount of capital outlay.  With this acquisition we expect to seek high double-digit revenue growth over the next few years as we execute on a drilling program.”

About the Company

The Company is the operator of a gas gathering system and holds oil and gas properties in the Rocky Mountain Region of the United States.  For additional information on the Company visit our website at www.areteindustries.com.

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Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, whether the Company will be able to pay its $9.5 million promissory note due July 1, 2011, the Company’s dependence on its management, the Company’s lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company’s goals and other risks inherent in the Company’s businesses that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings.  Readers are encouraged to review these risks in our SEC filings.

For Further Information Contact:

Arête Investor Relations
Gerald Kieft
The WSR Group
772-219-7525
IR@theWSRgroup.com
http://www.WallstreetResources.net/Arete.asp

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Source: Arete Industries, Inc.